Exhibit 99.2

NEWS RELEASE

Gray Renews All CW Affiliation Agreements

Atlanta, Georgia – November 5, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that it has entered into multi-year agreements with the CW Network that extend and renew the network affiliations for 14 Gray owned and/or operated CW Network and CW Plus Network affiliated stations and launch one new affiliate in Casper, Wyoming. When combined with the recently launched CW affiliated channel on Gray’s WTVG in Toledo, Ohio, today’s announcement will soon provide Gray with 16 CW and CW Plus affiliates across its 44 markets.

“As an early believer in the CW Network, Gray has been proud to have expanded our portfolio of CW channels to become one of the network’s largest affiliate groups,” said Gray CEO Hilton H. Howell, Jr. “Today’s announcement ensures that Gray and CW will extend and strengthen our strong relationship for years to come.”

The stations covered by the new affiliation agreements are WKYT in Lexington, Kentucky; WQCW in Charleston-Huntington, West Virginia; KWTX in Waco, Texas; KBTX in Bryan-College Station, Texas; KSFY in Sioux Falls, South Dakota; KNOE in Monroe-El Dorado, Louisiana; WSWG in Albany, Georgia; WJHG in Panama City, Florida; WTVY in Dothan, Alabama; WBKO in Bowling Green, Kentucky; WTOK in Meridian, Mississippi; and KGWN in Cheyenne, Wyoming. In addition, the new affiliation agreements will cover two stations to which Gray currently provides services, KJCT in Grand Junction, Colorado, and KMTF in Helena, Montana, effective upon Gray’s anticipated acquisition of those stations in the next few weeks. Gray will launch CW Plus on KCWY in Casper, Wyoming, on January 26, 2015.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 44 television markets broadcasting 139 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include 26 channels affiliated with the CBS Network, 24 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 10 channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 29 of those 44 markets and the number-one or number-two ranked television station operations in 40 of those 44 markets. We reach approximately 8.1 percent of total United States television households.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Contacts

www.gray.tv

Jim Ryan, Senior Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Senior Vice President, Business Affairs, 404-266-8333

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